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                                                                  EXHIBIT 3.1.12

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                         CERTIFICATE OF INCORPORATION OF

                           RANGE RESOURCES CORPORATION

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        (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)
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Range Resources Corporation, a Delaware corporation (the "Corporation"), DOES
HEREBY CERTIFY:

         FIRST:   The name of the Corporation is RANGE RESOURCES CORPORATION.

         SECOND: The amendment to the Certificate of Incorporation of the Corporation effected by this certificate shall provide:

                  that the number of authorized shares of the Corporation's Common Stock be increased from 50 million shares to 100 million shares.

         THIRD: To accomplish the foregoing amendment, the present Article FOURTH is hereby amended to read in its entirety as follows:

                       FOURTH: (1) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110 million shares, divided into classes as follows:

                                100 million    Common shares having a par
                                               value of $.0l per share; and

                                10 million     Preferred shares having a par
                                               value of $1.00 per share.

                                (2) No holder of shares of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any class whether now or hereafter authorized.

         FOURTH: The above amendment to the Certificate of Incorporation of the Corporation was duly adopted by the unanimous approval of the Board of Directors of the Corporation and has been duly approved by the stockholders owning more than a majority of the Corporation's outstanding shares of stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware or otherwise.

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         IN WITNESS WHEREOF, said Range Resources Corporation has caused the
Certificate to be signed by John H. Pinkerton, President and Chief Executive Officer, and attested by Rodney L. Waller, its Senior Vice President and Secretary, as of the 24th day of May, 2000.

                                    RANGE RESOURCES CORPORATION

                                     By:    /s/ JOHN H. PINKERTON
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                                          John H. Pinkerton
                                          President and Chief Executive Officer

ATTEST:

By:   /s/ RODNEY L. WALLER
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      Rodney L. Waller
      Senior Vice President and Secretary